Exhibit 10.1

LOAN AMENDMENT AGREEMENT

This Loan Amendment Agreement dated as of May 16, 2008 (this “Agreement”), is made by and among General Electric Capital Corporation (“GE Capital”), Oxford Finance Corporation (“Oxford” and, together with GE Capital, “Lenders”) and Favrille, Inc. a Delaware corporation (“Borrower”).

WITNESSETH:

WHEREAS, GE Capital and Borrower are parties to that certain Master Security Agreement dated as of December 30, 2005 as amended by an Amendment No. 1 dated as of December 30, 2005, pursuant to which GE Capital made a series of loans (the “GE Loans”) to Borrower arising under and evidenced by a series of promissory notes delivered by Borrower to GE Capital (the foregoing Master Security Agreement, the promissory notes, this Agreement, and any other documents evidencing or relating to the obligations arising thereunder, as any such documents may have been amended, restated, modified or supplemented from time to time, are hereafter referred to as the “GE Loan Documents”), which GE Loans are secured by a security interest in certain property owned by Borrower (the “GE Collateral”); and

WHEREAS, Oxford and Borrower are parties to that certain Master Security Agreement dated as of July 26, 2004, as amended by an Amendment No.1 dated December 29, 2004, and further amended by Amendment No.2 dated as of June 16, 2005, and further amended by Amendment No. 3 dated as of December 30, 2005, pursuant to which Oxford made a series of loans (the “Oxford Loans”) to Borrower arising under and evidenced by a series of promissory notes delivered by Borrower to Oxford (the foregoing Master Security Agreement, the promissory notes, this Agreement, and any other documents evidencing or relating to the obligations arising thereunder, as any such documents may have been amended, restated, modified or supplemented from time to time, are hereafter referred to as the “Oxford Loan Documents”), which Oxford Loans are secured by a security interest in certain property owned by Borrower (the “Oxford Collateral”); and

WHEREAS, the GE Loan Documents Master Security Agreement dated as of July 26, 2004, as amended by an Amendment No.1 dated December 29, 2004, and further amended by Amendment No.2 dated as of June 16, 2005, and further amended by Amendment No. 3 dated as of December 30, 2005 (the “GE Letter of Credit Covenant”); and

WHEREAS, the Oxford Loan Documents include a covenant that requires Borrower to cause the issuance of a standby letter of credit to Oxford in the event that Borrower’s unrestricted cash equivalents in certain deposit accounts fall below $15,000,000 (the “Oxford Letter of Credit Covenant”); and

WHEREAS, Borrower has requested that each Lender agree to reduce the $15,000,000 figure in its respective covenant to $14,500,000; and

WHEREAS, each Lender is willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows:

STATEMENT OF TERMS

.1             Amendment of GE Letter of Credit Covenant; Payment of Amendment Fee.  GE Capital and Borrower hereby agree that the GE Letter of Credit Covenant is hereby amended to delete the reference to “$15,000,000” and to replace it with “$14,500,000.”  Other than such specific amendment, all of the terms and conditions applicable to the GE Letter of Credit Covenant remain in full force and effect and are not modified by this Agreement.  In consideration of GE Capital agreeing to the foregoing, Borrower agrees to pay GE Capital a fee in the amount of $16,693.42 (the “GE Capital Amendment Fee”).  The GE Capital Amendment Fee shall be fully-earned upon the execution and delivery of this Agreement and shall constitute part of the obligations of Borrower to GE Capital secured by the GE Capital Collateral.  The GE Capital Amendment Fee shall be paid by Borrower to GE Capital by wire transfer on June 2, 2008.

.2             Amendment of Oxford Letter of Credit Covenant; Payment of Amendment Fee.  Oxford and Borrower hereby agree that the Oxford Letter of Credit Covenant is hereby amended to delete the reference to “$15,000,000” and to replace it with “$14,500,000.”  Other than such specific amendment, all of the terms and conditions applicable to the Oxford Letter of Credit Covenant remain in full force and effect and are not modified by this Agreement.  In consideration of Oxford agreeing to the foregoing, Borrower agrees to pay Oxford a fee in the amount of $13,306.58 (the “Oxford Amendment Fee”).  The Oxford Amendment Fee shall be fully-earned upon the execution and delivery of this Agreement and shall constitute part of the obligations of Borrower to Oxford secured by the Oxford Collateral.  The Oxford Amendment Fee shall be paid by Borrower to Oxford by wire transfer on June 2, 2008.

.3             GE Loan Documents and Oxford Loan Documents Are Separate and Distinct.  The parties acknowledge that they are entering into a single agreement modifying the GE Loan Documents and the Oxford Loan Documents solely for administrative convenience.  By entering into this Agreement, neither GE Capital nor Oxford is acquiring or undertaking any rights or obligations under the loan documents of the other Lender.  The parties hereto agree that the GE Loan Documents and the Oxford Loan Documents shall remain separate and distinct legal obligations of the parties thereto.  Nothing herein shall prevent or inhibit either GE Capital or Oxford from entering into any future amendment, waiver, consent, or other agreement with Borrower under its respective loan documents and each Lender reserves its rights to do so; provided that nothing herein is intended to alter the terms of the Intercreditor Agreement between GE Capital and Oxford which shall continue in effect on the terms set forth therein.

.4             Acknowledgement of Obligations.  Except as expressly modified, consented to, or waived under this Agreement, Borrower hereby acknowledges, confirms, and ratifies all of the terms and conditions set forth in, and all of its obligations under, each of the GE Loan Documents and the Oxford Loan Documents.  All amounts owed by Borrower to the respective Lender thereunder are unconditionally owing by Borrower, without offset, defense, or counterclaim of any kind.

.5             Binding Effect of Documents.  Borrower hereby acknowledges, confirms, and agrees that: (a) except as otherwise modified by the terms of this Agreement, each of the GE Loan Documents and the Oxford Loan Documents has been duly executed and delivered by Borrower, and each is in full force and effect as of the date hereof; (b) the agreements and obligations of Borrower contained in such documents and in this Agreement constitute the legal, valid, and binding obligations of Borrower, enforceable against it in accordance with their respective terms, and Borrower has no valid defense to the enforcement of such obligations; and (c) each Lender is and shall be entitled to the rights, remedies, and benefits provided in its loan documents and applicable law.

.6             Expenses.  Borrower agrees to reimburse each Lender for all reasonable costs and expenses, including reasonable attorneys fees, incurred by such Lender in connection with (a) Borrower’s request for an amendment or waiver with respect to the GE Capital Letter of Credit Covenant and the Oxford Letter of Credit Covenant, (b) the negotiation, documentation, and implementation of this Agreement, and (c) any subsequent request by Borrower for a further amendment or waiver with respect to the GE Capital Letter of Credit Covenant and the Oxford Letter of Credit Covenant or any other provision of the GE Capital Loan Documents or the Oxford Loan Documents.  The costs and expenses referred to in the foregoing clauses (a) and (b) are hereafter referred to as the “Current Lender Costs.”  The costs and expenses referred to in the foregoing clause (c) are hereafter referred to as the “Future Lender Costs.”  Borrower agrees to pay to each Lender its Current Lender Costs by wire transfer on June 2, 2008; provided that the applicable Lender has invoiced Borrower for such Current Lender Costs on or before May 28, 2008.  Any other Current Lender Costs and all Future Lender Costs shall be paid to the applicable Lender within five business days of such Lender invoicing Borrower therefor.

.7             Further Assurances.  Borrower agrees that it shall, at its own expense and upon the reasonable written request of a Lender, duly execute and deliver, or cause to be duly executed and delivered, to such Lender such further documents and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of such Lender to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

.8             General Representations and Warranties.  To induce each Lender to enter into this Agreement, Borrower hereby represents and warrants to each Lender that: (a) each representation and warranty of Borrower set forth in the GE Loan Documents and the Oxford Loan Documents is true and correct in all material respects on and as of the date hereof (except to the extent that any such representation or warranty expressly relates to a prior specific date or period, in which case it is true and correct as of such prior date or period); (b) no default has occurred and is continuing as of this date under the GE Loan Documents or the Oxford Loan Documents; (c) Borrower has the power and is duly authorized to enter into, deliver and perform its obligations under this Agreement and to perform its obligations under the GE Loan Documents and the Oxford Loan Documents; and (d) this Agreement and each of the GE Loan Documents and the Oxford Loan Documents is the legal, valid and binding obligation of Borrower enforceable against it in accordance with its terms.

.9             Conditions Precedent to Effectiveness of this Agreement.  This Agreement shall become effective upon the satisfaction (or waiver by both Lenders in the sole discretion of each) of each of the following conditions precedent (the “Agreement Effective Date”):

.A                                   Each Lender shall have received one or more counterparts of this Agreement duly executed and delivered by Borrower and each other person party hereto, together with such other documents, if any, as either Lender shall specify.

.10           Release.  Borrower hereby releases, remises, acquits and forever discharges each Lender and each of their employees, agents, representatives, consultants, attorneys, fiduciaries, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (collectively, the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the Agreement Effective Date, which arises out of or is connected to the GE Loan Documents and the Oxford Loan Documents (collectively, the “Released Matters”).  Borrower acknowledges that the agreements in this Section are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.

Without limiting the generality of the foregoing, Borrower hereby waives the provisions of any statute that prevents a general release from extending to claims unknown by the releasing party.  By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower to hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected.  Accordingly, if Borrower should subsequently discover that any fact that it relied upon in delivering this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever.  Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by either Lender with respect to the facts underlying this release or with regard to Borrower’s rights or asserted rights.

This release may be pleaded as a full and complete defense and/ or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release.  Borrower acknowledges that the release contained herein constitutes a material inducement to each Lender to enter into this Agreement and that neither Lender would not have done so but for its expectation that such release is valid and enforceable in all events.

.11           Continuing Effect of Documents.  Except as expressly modified, amended, or waived hereby, the provisions of each of the GE Loan Documents and the Oxford Loan Documents, and the liens granted thereunder, are and shall remain in full force and effect.

.12           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same document.  Any signature delivered by a party via facsimile or electronic transmission shall be deemed to be an original signature hereto.

.13           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year specified at the beginning hereof.

FAVRILLE, INC.

By:	/s/ Tamara A. Seymour
Name:	Tamara A. Seymour
Title:	Chief Financial Officer

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Scott Towers
Name:	Scott Towers
Title:	Duly Authorized Signatory

OXFORD FINANCE CORPORATION

By:	/s/ T. A. Lex
Name:	T. A. Lex
Title:	COO